EXHIBIT 10.8
First Bank of Georgia Annual Incentive Plan
for
Patrick G. Blanchard, President and Chief Executive Officer,
Georgia-Carolina Bancshares, Inc.
and
Remer Y. Brinson, III, President and Chief Executive Officer,
First Bank of Georgia
     In March 2006, the independent directors who are members of the Executive Committee of the Board of Directors of First Bank of Georgia approved the First Bank of Georgia Annual Incentive Plan (the “Plan”), pursuant to which Mr. Blanchard and Mr. Brinson (the “Executive Officers”) may earn an incentive award equal to a percentage of their annual base salary. The cash incentive award is based upon meeting certain financial performance objectives established at the beginning of each calendar year.
     The performance measures are related to asset growth, net income (including accruals for incentive payments under the Plan), and a subjective assessment by the Board of Directors. The financial performance objectives of asset growth and net income are assigned a weighting factor of 40% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 20%.
     The Plan includes a “threshold,” “target” and “stretch” or aspiration goal in each of the asset growth and net income categories. Failure to meet the threshold goals results in no incentive payment in that category. Achievement of the threshold goals is designed to result in an incentive award of 15% of base salary. Achievement of the target goals is designed to result in an incentive award of 30% of base salary. Achievement of the stretch goals is designed to result in an incentive award of 60% of base salary. The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.
     Certain other quality measures, which are based upon credit quality measures, are also included in the Plan, which can have the effect of increasing or decreasing the incentive award amount by as much as 45%. The credit quality measures are designed as to act as control measures to insure that asset growth and net income are not achieved at the expense of credit quality, and that balanced results are achieved. The credit quality measures include expectations related to: (i) classified assets as a percent of total assets, (ii) charge-offs as a percent of loans, and (iii) delinquencies as a percent of loans. If the credit quality results do not meet expectations for a particular credit quality measure, the incentive award will be reduced by 15%. If the credit quality results meet expectations, there is no impact on the incentive award. If the credit quality results exceed expectations, there will be a 15% increase in the incentive award. Additional payments for exceeding expectations under the credit quality measures will only be made if the target net income measure is exceeded.

     The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on the performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 20% weighting factor.
     Excluding the subjective assessment of the Board of Directors, and assuming that (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the credit quality measures exceeded expectations, the maximum annual incentive award which could be earned is 87% of base salary.
     Pursuant to the actual results for the year ended December 31, 2006, asset growth fell between the target amount and the stretch amount. Net income for the year ended December 31, 2006 did not meet the threshold goal, so no incentive payment was earned with respect to that performance measure. Thus, under the Plan, an incentive award of 15.34% of base salary was earned for 2006. Based upon the subjective assessment by the Board of Directors, no adjustment was made to the incentive award for 2006. Under the credit quality measure categories, the target measure was met in one category and was exceeded in each of the other two categories. However, due to the fact that the threshold net income goal was not met, no additional incentive award was earned under the credit quality measure categories. Pursuant to the 2006 Annual Incentive Plan, Mr. Blanchard’s incentive award was $25,316, and Mr. Brinson’s incentive award was $28,769.
     The financial performance objectives and credit quality measures may be adjusted annually by the Board of Directors or an appropriate committee of the Board of Directors. The financial performance objectives have been modified for the 2007 Plan year.